                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
               -------------------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13D-2(b)


                                 (AMENDMENT NO. 1)(1)


                           MICROCIDE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     005950 18 1
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                       N/A
--------------------------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-1(c)

                             /X/ Rule 13d-1(d)


----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 005950 18 1                  13G                  Page 2 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            KLEINER PERKINS CAUFIELD & BYERS VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / /(b)  /X/

-------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------

                            5       SOLE VOTING POWER
                                                                           -0-
          NUMBER OF       -----------------------------------------------------
           SHARES           6       SHARED VOTING POWER
         BENEFICIALLY                                                      -0-
           OWNED BY       -----------------------------------------------------
             EACH           7       SOLE DISPOSITIVE POWER
           REPORTING                                                       -0-
          PERSON WITH     -----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                                 -0-
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 3 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
            ("KPCB VI ASSOCIATES") 94-3158010
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / /(b)  /X/
-------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------

                            5       SOLE VOTING POWER
                                                                           -0-
          NUMBER OF       -----------------------------------------------------
           SHARES           6       SHARED VOTING POWER
         BENEFICIALLY                                                      -0-
           OWNED BY       -----------------------------------------------------
             EACH           7       SOLE DISPOSITIVE POWER
           REPORTING                                                       -0-
          PERSON WITH     -----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                                 -0-
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 4 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                BROOK H. BYERS
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                             (a)/ / (b) /X/
-------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                    23,275 SHARES OF WHICH 19,341 ARE HELD
                                    DIRECTLY AND 3,934 SHARES ARE HELD BY A
                                    TRUST OF WHICH MR. BYERS IS THE TRUSTEE.
                                    MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP
                                    OF SHARES HELD BY THE TRUST.
                          -----------------------------------------------------
                            6       SHARED VOTING POWER
          NUMBER OF                 0
           SHARES         -----------------------------------------------------
        BENEFICIALLY        7       SOLE DISPOSITIVE POWER
         OWNED BY                   23,275 SHARES OF WHICH 19,341 ARE HELD
           EACH                     DIRECTLY AND 3,934 SHARES ARE HELD BY A
         REPORTING                  TRUST OF WHICH MR. BYERS IS THE TRUSTEE.
        PERSON WITH                 MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF
                                    SHARES HELD BY THE TRUST.
                          -----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                   23,275
          REPORTING PERSON
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                     / /
          EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.2%
-------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 5 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                         -0-
        NUMBER OF         -----------------------------------------------------
         SHARES             6       SHARED VOTING POWER
      BENEFICIALLY                                                       -0-
        OWNED BY          -----------------------------------------------------
         EACH               7       SOLE DISPOSITIVE POWER
      REPORTING                                                          -0-
     PERSON WITH          -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                         -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                               -0-
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                         IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 6 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                         984
        NUMBER OF         -----------------------------------------------------
         SHARES             6       SHARED VOTING POWER
      BENEFICIALLY                                                       -0-
        OWNED BY          -----------------------------------------------------
         EACH               7       SOLE DISPOSITIVE POWER
      REPORTING                                                          984
     PERSON WITH          -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                         -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                               984
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                         IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 7 of 16 Pages
--------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                                (a)/ /  (b)/X/
--------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                    7,000 SHARES OF WHICH 3,066 ARE HELD
                                    DIRECTLY AND 3,934 ARE HELD BY A TRUST OF
                                    WHICH MR. DOERR IS THE TRUSTEE. MR. DOERR
                                    DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                    SHARES HELD BY THE TRUST.
                          -----------------------------------------------------
          NUMBER OF         6       SHARED VOTING POWER
           SHARES                   0
        BENEFICIALLY                -------------------------------------------
          OWNED BY          7       SOLE DISPOSITIVE POWER
           EACH                     7,000 SHARES OF WHICH 3,066 ARE HELD
         REPORTING                  DIRECTLY AND 3,934 ARE HELD BY A TRUST OF
        PERSON WITH                 WHICH MR. DOERR IS THE TRUSTEE. MR. DOERR
                                    DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                    SHARES HELD BY THE TRUST.
                          -----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                    7,000
          REPORTING PERSON
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
          EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.1%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 8 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           JOSEPH S. LACOB
--------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X /
--------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
-------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                        14,962
          NUMBER OF       -----------------------------------------------------
           SHARES           6       SHARED VOTING POWER
        BENEFICIALLY                                                       -0-
         OWNED BY         -----------------------------------------------------
           EACH             7       SOLE DISPOSITIVE POWER
         REPORTING                                                      14,962

       PERSON WITH        -----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER               -0-
--------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                              14,962
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.1%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 9 of 16 Pages
-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                         -0-
        NUMBER OF         -----------------------------------------------------
         SHARES             6       SHARED VOTING POWER
      BENEFICIALLY                                                       -0-
        OWNED BY          -----------------------------------------------------
         EACH               7       SOLE DISPOSITIVE POWER
      REPORTING                                                          -0-
     PERSON WITH          -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                         -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                               -0-
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                         IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005950 18 1                  13G                  Page 10 of 16 Pages
--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES LALLY
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
      3   SEC USE ONLY

--------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
                                                                      21,376
        NUMBER OF         -----------------------------------------------------
         SHARES             6       SHARED VOTING POWER
      BENEFICIALLY                                                       -0-
        OWNED BY          -----------------------------------------------------
         EACH               7       SOLE DISPOSITIVE POWER
      REPORTING                                                       21,376
     PERSON WITH          -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                         -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                            21,376
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .2%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*
                                                                         IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 11 of 16 Pages

Item 1(a)        Name of Issuer:

                 Microcide Pharmaceuticals, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 875 Battery Street
                 San Francisco, CA 94111

Item 2(a)-(c)    Name, Address and Citizenship of Person Filing:

                 This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                 KPCB VI Associates is the general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership ("KPCB VI").

Item 2(d)        Title of Class of Securities:

                 Common Stock



Item 2(e)        CUSIP Number:

                 005950 18 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 Not applicable

Item 4.          Ownership.
                 Please see Item 5.

Item 5.          Ownership of Five Percent or Less of a Class.

                 This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Microcide Pharmaceuticals, Inc.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable --  See Item 5.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.

                                                            Page 12 of 16 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999

                                   KPCB VI ASSOCIATES, L.P., A
                                   CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner



                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD J. LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       ------------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner

                                                            Page 13 of 16 Pages

                                    EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                          Numbered Page
-------                                                         --------------

Exhibit A:    Agreement of Joint Filing                              14

Exhibit B:    List of General Partners of KPCB VI Associates         15

                                                            Page 14 of 16 Pages


                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Common Stock of Microcide Pharmaceuticals, Inc. held by Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership, and, with respect to the general partners, such other holdings as are reported therein.

Dated:  February 12, 1999


                                   KPCB VI ASSOCIATES, L.P., A
                                   CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner



                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD J. LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       ------------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                       A General Partner

                                                            Page 15 of 16 Pages



                                     EXHIBIT B

                                GENERAL PARTNERS OF
             KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VI Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.


1.     (a)    Brook H. Byers
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

2.     (a)    Vinod Khosla*
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

3.     (a)    E. Floyd Kvamme
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

4.     (a)    L. John Doerr
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

5.     (a)    Joseph S. Lacob
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

6.     (a)    Bernard J. Lacroute
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen

                                                            Page 16 of 16 Pages

7.     (a)    James P. Lally
       (b)    c/o Kleiner Perkins Caufield & Byers
              2750 Sand Hill Road
              Menlo Park, CA  94025
       (c)    United States Citizen